AMENDMENT TO

SUB-ADVISORY AGREEMENT

This Amendment to the Sub-Advisory Agreement (the “Amendment”) is entered into effective as of November 1, 2022 by and between Long Short Advisors, LLC, a Pennsylvania limited liability company (“Manager”), and Prospector Partners, LLC, a Delaware limited liability company (“Sub-Adviser”).

WHEREAS, the Manager and the Sub-Adviser entered into a Sub-Advisory Agreement dated as of September 18, 2015 (the “Agreement”), pursuant to which the Sub-Adviser was engaged by the Manager to serve as the sub-adviser to the LS Opportunity Fund (the “Fund”), a series portfolio of Valued Advisers Trust (the “Trust”);

WHEREAS, the Manager has notified the Trust that it wishes to revise the Sub-Adviser’s compensation structure under the Agreement and, as a result, the parties desire to amend the Agreement to reflect the revised compensation;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. Effective as of November 1, 2022, the Sub-Adviser’s compensation shall be revised, and shall be as set forth in the Attached Schedule A, which shall replace the Schedule A in the Agreement.

2.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

LONG SHORT ADVISORS, LLC                         PROSPECTOR PARTNERS, LLC

By: /s/ Matthew West                                             By: /s/ Peter N. Perugini

Name: Matthew West                                            Name: Peter N. Perugini

Title: CEO                                                             Title: CFO/CCO

SCHEDULE A

TO THE

LS OPPORTUNITY FUND

SUB-ADVISORY AGREEMENT

BETWEEN

Long Short Advisors, LLC

AND

Prospector Partners, LLC

As compensation pursuant to Section 6 (Compensation) of the Sub-Advisory Agreement between Long Short Advisors, LLC (“Manager”) and Prospector Partners, LLC (“Sub-Adviser”), Manager shall pay Sub-Adviser the Compensation, computed and paid quarterly according to the schedule below.

Schedule of Fee Split

Tiers (Fund Net Assets)	Estimated BP Split Sub-Adviser	Estimated BP Split Manager	Sub- Adviser	Manager
$0 - $200M	0.88%	0.88%	50%	50%
$200M - $300M	0.96%	0.79%	55%	45%
$300M - $400M	0.96%	0.79%	55%	45%
$400M +	1.05%	0.70%	60%	40%